                                                                EXHIBIT 10.27




                                AN APPRAISAL OF
                        HEALTHSOUTH SPORTS MEDICINE AND
                             REHABILITATION CENTER
                             CORAL GABLES, FLORIDA

(LOGO)  VALUATION COUNSELORS GROUP, INC.

        340 Interstate North Parkway
        Atlanta, Georgia 30339
        (404) 955-0088
        (Fax) 955-0466



                                        February 7, 1994


HealthSouth Corporation
Two Perimeter Park South
Birmingham, Alabama  35243

Attention:  Mr. Mike Martin, Treasurer

Gentlemen:

In accordance with your request, we are pleased to submit this appraisal report covering the market value of the professional office building identified as follows:

             HEALTHSOUTH SPORTS MEDICINE AND REHABILITATION CENTER
                          3280 PONCE DE LEON BOULEVARD
                             CORAL GABLES, FLORIDA

The purpose of this valuation is to estimate the market value of the subject property's leased fee estate as of September 29, 1993, the effective date of this report. The report is to be used for asset valuation purposes. HealthSouth Corporation is selling nine professional office buildings for the purpose of establishing a real estate investment trust (REIT). This valuation assumes that the prospective REIT is the owner of the property, with HealthSouth Corporation guaranteeing annual net rental income of $18.00 per rentable square foot.

This appraisal investigation included visits to the facility, discussions with the current owners and management of the property, a review of available financial data, discussions with local brokers and government offices, and research and analysis of the market.

"Market value" is defined as:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o       Buyer and seller are typically motivated;

HealthSouth Corporation
February 7, 1994
Page Two


         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o       A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U. S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute.]

The subject property is a two-story, Class C, rehabilitation clinic containing 14,538 rentable square feet located on a 20,167 square foot land site. The facility was originally constructed in 1960, but was totally renovated in 1986 to accommodate a full-service rehabilitation clinic. The improvement is located on the southern boundary of the site with an asphalt parking area located north of the subject. The building is presently 100 percent utilized by HealthSouth.

In arriving at the opinion expressed in this report, it is assumed that the title to the property is free and clear and held under responsible ownership. The information furnished us by others is believed to be reliable, but no responsibility for its accuracy is assumed. The value reported herein is based upon the integrity of the information provided.

Based upon the procedures, assumptions and conditions outlined in this report, we estimate the market value of the leased fee interest in the HealthSouth Sports Medicine and Rehabilitation Center, as of September 29, 1993, to be:

                                   $2,300,000
                                   ==========

We have no responsibility to update our report for events and circumstances occurring after the date of this report.

Neither the whole, nor any part of this appraisal or any reference thereto may be included in any document, statement, appraisal or circular without Valuation Counselors Group, Inc.'s prior written approval of the form and context in which it appears.

HealthSouth Corporation
February 7, 1994
Page Three


This appraisal report consists of the following:

         o       This letter outlining the services performed;

         o       Certification of the appraiser;

         o       A Statement of Facts and Limiting Conditions;

         o       A Summary of Salient Facts and Conclusions;

         o       A Narrative Section detailing the appraisal of the property;
                 and

         o       An Exhibit Section containing supplementary data.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                                                Respectfully submitted,

                                                VALUATION COUNSELORS GROUP, INC.

                                                /s/ Patrick J. Simers
                                                ---------------------
                                                Patrick J. Simers
                                                Managing Director

                            APPRAISER CERTIFICATION


I, the undersigned, do hereby certify that to the best of our knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, unbiased professional analyses, opinions, and conclusions.

         I have no present or prospective interest in the property that is the subject of this report, and have no personal interest or bias with respect to the parties involved.

         My compensation is not contingent on an action or event resulting from the analyses, opinions, or conclusions in or the use of this report.

         My analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the requirements of the Code of Professional Ethics, the Appraisal Institute, American Society of Appraisers, and the Uniform Standards of Professional Appraisal Practice.

         The use of this report is subject to the requirements of the Appraisal Institute and American Society of Appraisers relating to review by its duly authorized representatives.

         Patrick J. Simers has made a personal inspection of the property that is the subject of this report.

         No other person has provided significant professional assistance to the person signing this report.




         /s/ Patrick J. Simers
         ----------------------
         Patrick J. Simers
         Managing Director

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


Valuation Counselors Group, Inc. strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion, or conclusion. To assist the reader in interpreting this report, such assumptions are set forth as follows:

Appraisals are performed, and written reports are prepared by, or under the supervision of, members of the Appraisal Institute in accordance with the Institute's Standard of Professional Practice and Code of Professional Ethics.

Appraisal assignments are accepted with the understanding that there is no obligation to furnish services after completion of the original assignment. If the need for subsequent services related to an appraisal assignment (e.g., testimony, updates, conferences, reprint or copy services) is contemplated, special arrangements acceptable to Valuation Counselors Group, Inc. must be made in advance. Valuation Counselors Group, Inc. reserves the right to make adjustments to the analysis, opinions and conclusions set forth in the report as we may deem necessary by consideration of additional or more reliable data that may become available.

No opinion is rendered as to legal fee or property title, which are assumed to be good and marketable. Prevailing leases, liens and other encumbrances, including internal and external environmental conditions and structural defects, if any, have been disregarded, unless otherwise specifically stated in the report. Sketches, maps, photographs, or other graphic aids included in appraisal reports are intended to assist the reader in ready identification and visualization of the property and are not intended for technical purposes.

It is assumed that: no opinion is intended in matters that require legal, engineering, or other professional advice which has been or will be obtained from professional sources; the appraisal report will not be used for guidance in legal or professional matters exclusive of the appraisal and valuation discipline; there are no concealed or dubious conditions of the subsoil or subsurface waters including water table and floodplain, unless otherwise noted; there are no regulations of any government entity to control or restrict the use of the property unless specifically referred to in the report; and the property will not operate in violation of any applicable government regulations, codes, ordinances or statutes.

In the absence of competent technical advice to the contrary, it is assumed that the property being appraised is not adversely affected by concealed or unapparent hazards, such as, but not limited to, asbestos, hazardous or contaminated substances, toxic waste or radioactivity. The appraiser is not qualified to detect such substances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area were taken from sources considered reliable, and no encroachment of real property improvements is considered to exist.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy, and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of Valuation Counselors Group, Inc.'s knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

It should be specifically noted by any prospective mortgagee that the appraisal assumes that the property will be competently managed, leased, and maintained by financially sound owners over the expected period of ownership. This appraisal engagement does not entail an evaluation of management's or owner's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No effort has been made to determine the impact of possible energy shortages or the effect on this project of future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

The date of the appraisal to which the value estimate conclusions apply is set forth in the letter of transmittal and within the body of the report. The value is based on the purchasing power of the United States dollar as of that date.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser, or Valuation Counselors Group, Inc., shall be disseminated to the public through public relations media, news media, sales media or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc.

Unless otherwise noted, Valuation Counselors Group, Inc. assumes that there will be no changes in tax regulations.

No significant change is assumed in the supply and demand patterns indicated in the report. The appraisal assumes market conditions observed as of the current date of our market research stated in the letter of transmittal. These market conditions are believed to be correct; however, the appraisers assume no liability should market conditions materially change because of unusual or unforeseen circumstances.

                   STATEMENT OF FACTS AND LIMITING CONDITIONS


The report and the final estimate of value and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed, solely for the purposes stated and should not be relied upon for any other purpose. Any allocation of total price between land and the improvements as shown is invalidated if used separately or in conjunction with any other report.

A copy of this report and the working papers from which it was prepared will be kept in our files for eight years.

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

GENERAL DATA

Effective Date of Value:                                    September 29, 1993

Last Date of Inspection:                                    October 18, 1993

Property Identification:                                    HealthSouth Sports Medicine and Rehabilitation Center

Property Location:                                          3280 Ponce de Leon Boulevard
                                                            Coral Gables, Florida

Interest Appraised:                                         Leased Fee Estate

Gross Building Area:                                        14,538 square feet

Net Rentable Area:                                          14,538 square feet

Subject Land Size:                                          0.46 acres, or 20,167 square feet

Improvements Description:                                   Two-story, Class C structure, rehabilitation clinic, containing 14,538 square feet.  Originally constructed in 1960 with a total renovation in
                                                            1986.

Occupancy Percentage:                                       100%


CONCLUSIONS

Cost Approach:                                              $2,060,000

Direct Sales Comparison Approach:                           N/A

Income Approach:                                            $2,365,000

Final Value Estimate:                                       $2,300,000
                                                            ==========

                               TABLE OF CONTENTS



                                                                  Page
Transmittal Letter
Appraiser Certification
Statement of Facts and Limiting Conditions
Summary of Salient Facts and Conclusions

INTRODUCTION                                                       1
     Property Identification                                       1
     Purpose and Effective Date of the Appraisal                   1
     Function of the Appraisal                                     1
     Scope of the Appraisal                                        1
     Property Rights Appraised                                     2
     Definition of Value                                           2
     History of the Property                                       3
     History and Nature of the Business Environment                3

DESCRIPTIVE DATA                                                   6
     Regional Data                                                 6
     Neighborhood Analysis                                        11
     Zoning                                                       11
     Real Estate Taxes and Assessments                            12
     Site Analysis                                                13
     Building and Site Improvements                               14

HIGHEST AND BEST USE                                              16

VALUATION SECTION                                                 20
     Valuation Methodology                                        20
     Cost Approach                                                22
     Income Approach                                              33

CORRELATION AND CONCLUSION                                        36

                               TABLE OF CONTENTS



EXHIBIT SECTION

Exhibit A    -    Professional Qualifications
Exhibit B    -    Legal Description
Exhibit C    -    Metropolitan Area Map
Exhibit D    -    Neighborhood Map
Exhibit E    -    Tax Plat Map
Exhibit F    -    Land Sale Location Map
Exhibit G    -    Building Floor Plans
Exhibit H    -    Building Description
Exhibit I    -    Land Improvements Description
Exhibit J    -    Estimation of Annual Rental Value
Exhibit K    -    Office Building Comparables
Exhibit L    -    Subject Photographs
Exhibit M    -    Curvilinear Depreciation Chart

                                  INTRODUCTION


PROPERTY IDENTIFICATION

The subject of this appraisal is the HealthSouth Sports Medicine and Rehabilitation Center located at 3280 Ponce de Leon Boulevard, Coral Gables, Florida. The building is a two-story, Class C, building which is presently designed as a physical therapy clinic. The building was originally constructed in 1960 with a complete renovation in 1986. The building is located on a 20,167 square foot land site with adequate parking located adjacent to the subject building. The building is presently 100 percent utilized and occupied by HealthSouth.


PURPOSE AND EFFECTIVE DATE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the real property identified above. The effective date of valuation is September 29, 1993. The date of our last site inspection was October 18, 1993.


FUNCTION OF THE APPRAISAL

The report is to be used for internal financial valuation purposes. The owners are considering the sale of nine professional office buildings for the purpose of establishing a real estate investment trust (REIT).


SCOPE OF THE APPRAISAL

This appraisal engagement includes all three of the standard valuation approaches and is in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and Society of Real Estate Appraisers. The scope of our assignment included collecting, verifying and analyzing market and property data applicable to the three approaches and consistent with the property's highest and best use. The results of the three approaches are then reconciled into a final value conclusion considering the relevancy and quality of data presented in each of the approaches.


PROPERTY RIGHTS APPRAISED

The property right appraised herein is the Leased Fee Estate.

"Leased Fee Estate" is:

         "an ownership held by the landlord with the right of use and occupancy conveyed by lease to others; the rights of lessor (the leased fee owner) and leased fee are specified by contract terms contained within the lease."

         [The Appraisal of Real Estate, p. 123, 10th Ed., published by The Appraisal Institute.]


DEFINITION OF VALUE

For the purpose of this valuation, "market value" is defined as follows:

         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

         o    Buyer and seller are typically motivated;

         o Both parties are well informed or well advised, and acting in what they consider their own best interests;

         o    A reasonable time is allowed for exposure in the open market;

         o Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

         o The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."

         [The Appraisal of Real Estate, p. 21, 10th Ed., published by The Appraisal Institute.]

HISTORY OF THE PROPERTY

The subject professional building was reportedly constructed in 1960. In March of 1985 the facility was purchased by Raul I. Lopez and Ray Lopez for $1,500,000 and totally renovated to accommodate a rehabilitation center. The cost of the renovation in 1986 approximated $500,000. In May of 1986 the landlord leased the facility to the Miami Rehabilitation Institute at an annual rental rate of $15.00 per square foot adjusted for refinancing terms through the life of the lease. The lease term was structured for an original lease term of five years with two identical option periods. HealthSouth subsequently bought out the tenant and purchased the facility in July 1992 for $2,600,000. This is recorded in Deed Book 15587, Page 0901, in Dade County, Florida.

The subject building has reportedly not been marketed for sale and is not currently under an agreement of sale. No other deed transfers were noted in the last three years. A title search is recommended for official determination.


HISTORY AND NATURE OF THE BUSINESS ENVIRONMENT

United States Economic Performance and Outlook

The value of the business enterprise value is influenced by potential returns available from alternative investments. These return expectations are affected by economic conditions as they impact the ability of a business enterprise to generate a return on its invested capital. Perhaps the most important economic indicator affecting potential investor returns is the aggregate demand for goods and services. Aggregate demand is measured by a country's Gross Domestic Product (GDP), which is the sum of all domestic expenditures for consumption, government services, and net exports.

As of the valuation date, the United States economy is currently mired in a period of slow economic growth. Gross Domestic Product (GDP) increased at a
2.1 percent annual rate during 1992 after declining (1.2%) during 1991. The GDP was 0.7 percent and 1.6 percent, respectively, for the first and second quarters of 1993, or an annualized rate of 1.1 percent.

The components of GDP indicate that the economic recovery is affecting many sectors of the economy. Personal consumption expenditures, which account for approximately two-thirds of GDP, rose only 1.3 percent during the first half of 1993. Non-residential Fixed Investment advanced 2.2 percent and Residential Fixed Investment grew 1.7 percent. Federal Government Purchases declined (0.6%) over the same period. Federal Government Purchases account for 7.2 percent of the total GDP, and this decline is limited to the rate of overall GDP growth.

The value of the business enterprise value is also affected by the current and expected levels of inflation and interest rates. Inflation creates uncertainty in the mind of investors as they attempt to estimate future investment returns. This uncertainty is incorporated into both the required return on equity and debt capital.

The economic downturn has resulted in sharply lower inflation. The Consumer Price Index (CPI) ended 1992 with a 3.0 percent increase compared to a 4.2 percent increase during 1991. The CPI for 1993 is currently estimated at 3.3 percent. The GDP Deflator, a much broader price level index, ended 1992 with a
2.6 percent annual increase compared to a 4.0 percent increase during 1991.
The GDP Deflator is currently estimated at 2.5 percent for 1993.

The Federal Reserve Bank has adopted a relatively easier monetary policy as a result of the recession. Interest rates, as represented by long-term Treasury bond yields, declined approximately ten basis points compared to rates existing a year earlier. Long-term corporate bond rates have also decreased and the Federal Reserve's discount rate reductions have prompted commercial banks to lower their prime lending rate to 6.0 percent. Selected monetary statistics are presented in the following table.


                     INTEREST RATES AND SELECTED STATISTICS

                                                        JUNE 30, 1993           JANUARY 2, 1992

        Federal Fund Rate                                   3.0%                      3.9%
        90-Day Treasury Bill Rate                           3.1%                      3.9%
        30-Year Treasury Bond                               6.9%                      7.5%
        Aaa Bond Yield                                      7.4%                      8.2%
        Prime Rate                                          6.0%                      6.5%

Economic Outlook

According to Value Line's Quarterly Economic Review, dated June 30, 1993, the economic recovery is now two years old, but shows much slower growth than normal for a mature recovery. Among factors cited by Value Line for contributing to the slow growth are "high debt, stagnant personal income, low consumer confidence and a troubling unemployment rate". Value Line's Quarterly Economic Review identified the following estimates for selected economic statistics from 1993 to 1995.


                                                             1993           1994           1995

      Real GDP                                               2.7%           3.2%           3.3%
      Personal Consumption Expenditures                      2.8%           2.7%           2.5%
      Federal Government Purchases                          (5.2%)         (3.0%)         (4.0%)
      30-Year Treasury Bond Yields                           7.1%           7.2%           7.2%
      Prime Rate                                             6.0%           6.3%           6.7%
      Consumer Price Index                                   3.5%           3.5%           3.6%

                                DESCRIPTIVE DATA

REGIONAL DATA

Coral Gables is located on the southwest border of Miami in Dade County, Florida. The area is generally known for its fine residential areas, educational facilities, its quality of life, and is one of the nation's leading locations for multi-national corporate headquarters.

Trends in population, housing, employment and income are contributing social and economic forces that impact property values. Each of these elements is discussed separately.

POPULATION

The Dade County region encompasses 26 municipalities with an estimated 1992 population of 1,982,901. This figure represents a growth estimate of approximately 22 percent over 1980 levels. The subject facility is located in the fifth largest municipality in the county and presently has an estimated population of 40,700. It is anticipated by the year 2000 that the population will continue to expand in the county to an estimate of 2,201,836 with individual communities in the region sharing in this growth.

The median age of the population in the Coral Gables community is estimated at
36.9 years with 15 percent of the population represented at under 15 years of age and 17 percent of the population represented above 65 years of age. This compares to an overall median age of 34.2 for the county with 24 percent of the population represented at under age 15 and 14 percent of the population over the age of 65. This would tend to indicate that the Coral Gables region is occupied by families with members older than the average in the county.

The racial and ethnic distribution of members in the Coral Gables community is estimated at 93.0 percent white, 3.4 percent black, 3.5 percent of other races. It is estimated that the hispanic community in Coral Gables is represented as
41.9 percent of the overall population. These figures would tend to indicate that the Coral Gables community is slightly less ethnically diversified in comparison to the Dade County region which is 72.9 percent white, 20.6 percent black, and 6.5 percent other with the hispanic population represented at 49.2 percent.



                            POPULATION GROWTH BY MUNICIPALITY



                                   1980                  1992*                   %
                                POPULATION             POPULATION              GROWTH

  DADE COUNTY                   1,625,509              1,982,901                22.0
  Miami                           346,865                359,973                 3.8
  Hialeah                         145,254                195,579                34.6
  Miami Beach                      96,298                 93,461                -2.9
  North Miami                      42,566                 50,090                17.7
  Coral Gables                     43,241                 40,700                -5.9
  North Miami Beach                36,553                 35,268                -3.5
  Homestead                        20,668                 27,087                31.1
  Opa-Locka                        14,460                 15,255                 5.5
  Sweetwater                        8,251                 14,096                70.8
  Miami Springs                    12,350                 13,230                 7.1
  South Miami                      10,944                 10,459                -4.4
  Miami Shores                      9,244                 10,097                 9.2
  Hialeah Gardens                   2,700                  9,259               242.9
  Key Biscayne**                     -                     8,897                 N/A
  Florida City                      6,174                  6,067                -1.7
  West Miami                        6,076                  5,712                -6.0
  North Bay Village                 4,920                  5,550                12.8
  Bay Harbor Islands                4,869                  4,721                -3.0
  Surfside                          3,763                  4,204                11.7
  Biscayne Park                     3,088                  3,081                -0.2
  Bal Harbor                        2,973                  3,033                 2.0
  El Portal                         2,055                  2,461                19.8
  Virginia Gardens                  2,098                  2,199                 4.8
  Medley                              537                    821                52.9
  Golden Beach                        612                    805                31.5
  Indian Creek Village                103                     44               -57.3
  Islandia                             12                     13                 8.3
  Unincorporated Dade             799,053              1,060,739                32.7

 * Population estimates, subject to revision.
** Key Biscayne incorporated in June 1991.

SOURCE: Dade County Planning Department, and Bureau of Economic Research.

                                TABLE 2


                              DADE COUNTY
                            POPULATION GROWTH
                               1950-2000

               YEAR            POPULATION             GROWTH
               1950              495,100                -
               1955              709,800               43%
               1960              935,000               32%
               1965            1,097,200               17%
               1970            1,267,800               16%
               1975            1,452,000               15%
               1980            1,625,800               12%
               1985            1,775,000                9%
               1990            1,937,094                9%
               1991*           1,961,694                1%
               1992*           1,982,901                1%
               1995**          2,083,555                5%
               2000**          2,201,836                6%

  *Estimate of population, subject to revision.

  **Projection of population, which is subject to annual adjustment.

SOURCE: Dade County Planning Department; Bureau of Economic and Business Research, and U.S. Dept. of Commerce

HOUSING

The growth of the region's population has helped to foster a steady residential market. The total household units have increased over the past four decades from 348,946 in 1960 to 771,288 in 1990. This represents an overall increase of 121 percent over the period and annual compound rate of growth of 2.0 percent. The Dade County real estate market reached its peak in 1980 with over 50,145 residences sold. This figure has dipped and climbed over the past decade, but has generally declined with 36,521 sales reported in 1992. Average home prices in the region have generally increased though, indicating that the area has generally been built-out and that demand in the area remains strong. From 1980 through 1992 the average single-family residential home price increased 58.3 percent. The average condominium residence increased 94.2 percent. According to the Coral Gables Development Department, the Coral Gables residential market has experienced higher rates of growth than the neighboring communities in the County.

EMPLOYMENT

Employment growth grew rapidly in the region from 1980 through 1988 where it appeared to hit its peak at 891,788. From 1980 through 1988 this represented an overall growth of 18.69 percent. In 1992 the employment in the region was estimated at 878,028 or a drop of 1.54 percent. This rate of employment appears to be stabilized and one would not anticipate further large drops in this figure. The labor force in the area has continued to increase with an overall growth rate of 19.4 percent over the period 1980 through 1992. The present labor force is estimated at 976,024. During the 1980s, the average annual unemployment rate ranged from a low of 5.3 percent to a high of 10.0 percent with an overall average of 7.67 percent. The average unemployment at the end of 1992 was estimated at 10.0 percent compared to 7.4 percent for the U.S.

From 1980 through 1992 the diversity of the employment in the region has greatly increased with 60,364 firms active in the Dade County market. This represents a 32.5 percent change over 1980 levels. The service industry is represented by the largest number of firms with healthcare firms ranking as the largest component of this sector. Wholesale and retail trade represents the next largest employers in the region. The remaining sectors, which follow in number of companies in their respective order, include finance/real estate, construction, manufacturing, transportation, communications, public utilities, and finally agriculture, forestry, and fishing.

As of April 1993, the top five employers in the Dade County region were:

                Dade County Public Schools                    38,310
                Metropolitan Dade County                      23,000
                Federal Government                            18,800
                State of Florida                              14,900
                Publix Super Markets, Inc.                     8,000

As of April 1993, the top-five employers in Coral Gables were:

                University of Miami                            5,390
                Klostner Cruise Lines                          1,045
                Doctors Hospital                                 950
                City of Coral Gables                             850
                Coral Gables Hospital                            551


INCOME

The per capita income in Dade County, Florida and the United States in 1990 was $17,823, $18,539, and $18,696, respectively. The average household income in 1992 for Coral Gables and the United States was $84,610 and $35,294, respectively. This would tend to indicate that the residents in Coral Gables are far above the average in total household income.

In summary, the region of the subject property enjoyed rapid growth in the early 1980s which has stabilized in the early 1990s. Its economic base is diverse, which bodes well for stabilized growth patterns in the foreseeable future. The economy has recovered from Hurricane Andrew, which occurred in 1992, and is well positioned to post economic gains.

NEIGHBORHOOD ANALYSIS

The subject is located on the eastern border of Coral Gables, approximately one and one-quarter miles south of the central business district of Coral Gables. The neighborhood of the subject is bounded on the north by the Tamiami Trail, the south by the South Dixie Highway, the east by S.W. 37th Avenue and the west by Grenada Boulevard. As one heads east from the subject, a dramatic change in neighborhood demographics is experienced as one heads into the south side of Miami. A map of the neighborhood is located in the Exhibit Section.

Immediately west of the subject are single-family residential homes. As one heads north along Ponce de Leon Boulevard one encounters single-tenant and small multi-tenant office structures which turn retail in nature as Ponce de Leon Boulevard approaches the central business district. As one heads south on Ponce de Leon Boulevard, the character of the boulevard becomes mixed with residential and light commercial structures. Approximately two blocks east of the subject is Coral Gables Hospital. The subject is located two blocks east of LeJeune Road, which is a major north/south thoroughfare connecting the Coral Gables region to Miami International Airport.

In the immediate region of the subject are Doctor's Hospital and Coral Gables Hospital. Other hospitals in the subject's service region include HealthSouth Hospital, South Miami Hospital and Vencor Hospital. There is a 20-bed nursing home located in Coral Gables. Approximately 304 physicians are located within the subject's marketing area.

In general, the subject's neighborhood is well suited to support a specialty clinic.


ZONING

The subject property is zoned "C-B", Commercial Business District, by the City of Coral Gables. This zoning district generally allows for the development of commercial and retail establishments. According to the City zoning requirements, this district provides for the orderly arrangement of institutional, clerical and administrative space. Permitted uses include public, semi- private or private office; public or semi-private, religious, educational or charitable institutions; and, other similar uses consistent with this zoning code's purpose and surrounding uses. This zoning shall not include properties with industrial characteristics, communal living facilities or correctional institutions.

Other general conditions of the "C-B" zoning include a minimum lot size of 2,500 square feet, setbacks from fronting streets of 20 feet, and setbacks for side yards and rear boundaries of 15 feet and 15 feet, respectively. The maximum height limitation is 35 feet.

A letter of zoning compliance from the City of Coral Gables is recommended for an official determination regarding any zoning conformity issues.


REAL ESTATE TAXES AND ASSESSMENTS

The subject property is assessed and taxed by the Dade County Property Assessor. Properties are assessed at 100 percent of their market value for tax purposes. The property is taxed under six separate folio numbers, 4117-007-059-00 through 4117-007-064-00. Commercial properties in Coral Gables are taxed at $23.9042 per $1,000 of assessed value. The following assessments and taxes have been placed on the subject property.

         Folio Number               Assessment               Tax Amount
         ------------               ----------               ----------
         [S]                         [C]                       [C]
         4117-007-059-00             $112,500 (L)               $2,689.22
         4117-007-060-00             $112,500 (L)                2,690.27
         4117-007-061-00             $114,165 (L)                2,729.00
         4117-007-062-00             $114,165 (L)                2,729.00
         4117-007-063-00             $114,210 (L)                2,730.09
         4117-007-064-00             $780,520 (L)               18,657.65
                                                               ----------
         Total                                                 $40,340.00

(L)  =  Land Assessment
(I)  =  Improvement Assessment

SITE ANALYSIS

The subject site is a rectangularly-shaped parcel and fronts approximately 200 square feet on the west side of Ponce de Leon Boulevard. The site contains a depth of approximately 100 feet throughout with some slight fluctuations. The subject site's south border is Sarto Avenue with its northern border the south side of Romano Avenue. The subject site contains 20,167 square feet.

The west border of the site is an alley which is adjacent to single-family dwellings. The site is accessed from the rear of the site off Romano Avenue. In addition, the rear alley is used as an entrance from Sarto Avenue. The site enjoys good frontage on Ponce de Leon Boulevard and is of adequate size to provide parking, which is not typical of other small offices in the immediate neighborhood of the subject.

The topography of the site is generally flat. The building improvements are located on the southern half of the site with a paved parking area located on the northern half. The subject building does not appear to be located in a flood plain.

Utilities serving the site include water, sewer, telephone, gas and electricity. Police services and fire protection are located in the neighborhood.

Other site improvements consists of general landscaping, asphalt paving, concrete walkways and curbing, some shrubs and general signage. The parking lot is designed to accommodate 40 automobiles.

We are not aware of any detrimental easements or encroachments encumbering the site. Further, we assume that the subject site is not encumbered with detrimental easements or encroachments. A copy of a Coral Gables/Dade County tax plat map is included in the Exhibit Section.

To our knowledge, no environmental study has been conducted on the subject site. As appraisers, we are not qualified to detect hazardous materials. Consequently, our report assumes that there are no environmentally hazardous materials in the site or building that would adversely affect the subject property's value.

BUILDING AND SITE IMPROVEMENTS

BUILDING IMPROVEMENTS

The HealthSouth Sports Medicine and Rehabilitation Center building contains 14,538 square feet of gross and rentable square feet. Due to the specialized nature of the structure, it is our belief that the gross and rentable square feet is equal. The building is a Class C, two-story, structure which was originally built in 1960 and completely renovated in 1986.

The building is a concrete block and steel structure, with concrete block exterior walls with stucco finish. The front of the building has decorative glass designed with glass block and storefront glass. The building is accessed through a double glass door entrance-way in front and an automatic door adjacent to its parking area. A rear metal door is located in the alleyway. The building's ground floor is concrete slab on grade. The second floor is concrete supported on a metal frame. The roof structure is a metal deck roof covered with lightweight concrete and finished with tar and gravel.

The interior of the structure is finished with metal stud partitions in finishes typical of a hospital setting. This would include fine wood finishes along hallways and staircases. Ceiling finishes consist of drop-down acoustic panels and finished drywall. Wall finishes include vinyl covering, with mirror walls in some patient treatment areas. Floor finishes consist of carpet, vinyl tile and ceramic finishes in bath and shower areas. The building is partitioned-off into therapy treatment rooms, office areas, a conference room, and a swimming pool area.

Heating and air conditioning is supplied via Carrier roof-mounted package units. Hot water is supplied by commercial hot water heaters. The building's electrical wiring is in conduit and supplies incandescent and fluorescent fixtures throughout the structure. Plumbing in the building includes ceramic fixtures, with shower areas provided in the pool area downstairs and adjacent to the therapy rooms upstairs. In addition, each therapy room is separately plumbed to provide hydrotherapy. The building is served by two elevators.

SITE IMPROVEMENTS

Site improvements include asphalt paving and landscaping.

A detail description of the building and site improvements is included in the Exhibit Section of this report.


CONDITION OF IMPROVEMENTS AND OBSOLESCENCE

The building is in good overall condition. It appears to have been adequately maintained. No significant deferred maintenance was indicated from the appraiser's inspection of the property. There does not appear to be any functional or economic obsolescence.

                              HIGHEST AND BEST USE


The Appraisal Institute defines "highest and best use" as follows:

         "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value"

         [The Appraisal of Real Estate, P. 45, 10th Ed. published by The Appraisal Institute.]

The four categories of highest and best use analysis are:

         1. Physically Possible - Uses which are physically possible for the site and improvements being analyzed.

         2. Legally Permissible - Uses permitted by zoning and deed restrictions applicable to the site and improvements being analyzed.

         3. Financially Feasible - This step identifies if the physically possible and legally permitted alternatives produce a net income equal to or greater than the amount needed to satisfy operating expenses.

         4. Maximally Productive - This step clarifies which of the financially feasible alternatives provides the highest value consistent with the rate of return warranted by the market for a particular use.

There are two types of highest and best use: THE HIGHEST AND BEST USE OF LAND AS VACANT and THE HIGHEST AND BEST USE OF A PROPERTY AS IMPROVED. Both types are discussed as follows using the four categories of highest and best use.

As Vacant

The purpose of this analysis, given the site is vacant or can easily be made vacant, is to determine if something should be constructed on the site, and if so, what should be constructed on the site.

PHYSICALLY POSSIBLE

The size and shape of the subject site is adequate for the development of a number of alternative uses including residential, commercial, retail, and office/institutional properties. The site possesses good access and visibility. The size of the parcel would preclude any large developments.

LEGALLY PERMISSIBLE

As stated earlier in the Zoning Section of this report, the property is currently zoned "C-B", Commercial Business. Permitted uses in this general zoning category vary widely. Potential legal uses would include some retail and restaurants, office/institutional, hotels, hospitals and other medical-oriented uses.

Surrounding uses include residential, other professional office uses, small retail and vacant land. These use patterns would likely preclude industrial, or future single-family development on the site.

FINANCIALLY FEASIBLE

Having established that the site is physically suited for and legally restricted to office/institutional development, the next consideration is economic feasibility. Financially feasible uses for the site, if vacant, are those uses that would generate an economic return to the land. Other office-related development east and north of the subject indicates that new development is financially feasible.

MAXIMALLY PRODUCTIVE

The maximally productive use is a financially feasible use that would produce the greatest land value. Office/institutional use is physically possible and legally permissible, and new development is financially feasible. Based on this analysis, the current highest and best use of the land, if vacant, would be for office/institutional development.


As Improved

The subject site is currently improved with a 14,538 rentable square foot specialty rehabilitation clinic with adjacent parking and associated site improvements. The purpose of this discussion is to determine whether to leave the improvements as they are, to modify the improvements, or to remove the improvements.

PHYSICALLY POSSIBLE

It would obviously be physically possible to leave the improvements as they are, to demolish the existing improvements and replace them with new improvements, or to make minor repairs to any deferred maintenance items on the property. The improvements are considered functional.

LEGALLY PERMISSIBLE

The improvements, as improved, are a legal conforming use according to the City of Coral Gables' zoning guidelines. Under the zoning, the property could remain as it is, be torn down or renovated.

FINANCIALLY FEASIBLE

The highest and best use of the land, if vacant, was to develop with an office/ institutional use based on the general demand of medical space in the neighborhood of the subject. Of the physically possible and legally permissible changes that could be made to the existing facility, demolishing the building would significantly reduce the current asset value and would not be financially feasible.

MAXIMALLY PRODUCTIVE

The maximally productive use for the existing property is the financially feasible use that produces the greatest property value. The only financially feasible use is to correct any deferred maintenance that currently exists.
This would enable to the property to remain competitive in the leasing market. The highest and best use, as improved, is to not make any major changes to the current asset use. The improvements represent the current highest and best use of the property.

                               VALUATION SECTION


VALUATION METHODOLOGY

There are three principal methods to estimate the market value of the assets of the subject property. These are summarized as follows:

         COST APPROACH: This method is based on the principle of substitution, whereby no investor would prudently pay more for a property than it costs to buy land and build a comparable new building. The market value is estimated by calculating the replacement costs of a new building and subtracting all forms of depreciation and obsolescence present in the existing facility. This provides a depreciated value of the subject improvements if replaced new. The estimate of the current value of the subject land is then added to provide a market value of the property.

         DIRECT SALES COMPARISON APPROACH: The principle of substitution also says that market value can be estimated as the cost of acquiring an equally desirable substitute property, assuming no costly delay in making the substitution. This method analyses the sales of other comparable improved properties. Since two properties are rarely identical, the necessary adjustments for differences in quality, location, size, services and market appeal are a function of appraisal experience and judgment.

         INCOME APPROACH: This method is based on the principle of anticipation, which recognizes that underlying value of the subject property can be estimated by its cash flow or stream of earnings. This approach simulates the future earnings for the property, and converts those earnings into a present market value estimate.

Consideration has been given to each of the three methods to arrive at a final opinion of value. Due to the specialized nature of the subject property, we have not considered the Direct Sales Comparison Approach as being appropriate for the subject property. The subject property has been specifically designed to accommodate a freestanding rehabilitation clinic. An alternative use for this structure would require extensive renovation and remodeling and as such, comparisons to medical office space or commercial office sales would be inappropriate. We did not find any sales of comparable specialized facilities in the region which were similar in size or use and as such, due to the lack of reliable comparable data, we have not considered this approach as an appropriate determinant of value The application of the Cost and Income Approaches to value is further discussed in the appropriate sections which follow.

                                 COST APPROACH


In the Cost Approach, the subject property is valued based upon the market value of the land, as if vacant, to which is added the depreciated replacement cost of the improvements. The replacement cost new of the improvements is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence, and external (or economic) obsolescence.

The cost analysis involves three basic steps:

         o       Land value estimate.

         o       Estimated replacement cost of the improvements.

         o       Estimation of the accrued depreciation from all causes.

The sum of the market value of the land and the depreciated replacement cost of the improvements and equipment is the estimated market value via the Cost Approach.


Land Valuation

Land valuation, assuming the site is vacant, is based upon the following steps:

         o A comparison with recent sales and/or asking prices for similar land.

         o Interviews with reliable real estate brokers and other informed sources who are familiar with local real estate activity.

         o       Our experience in estimating land values.

The following sales are located within the general market area of the subject property and are considered to be representative of market activity and conditions as of the valuation date. Unless otherwise indicated, the sales involved arm's length transactions that conveyed a fee simple interest, and only real property was included in the transactions.

Land Comparable Number 1

Parcel Number:                   Lots 12-19 and S 1/2 of Lot 20, Block 9 of Coral Gable Ind. Sec pb 28-22

Location:                        Northeast Corner of San Lorenzo and LeJeune
                                 Road

Size:                            21,805 square feet

Sale Date:                       February 1993

Deed Book/Page:                  15822/3213

Grantor:                         Commerce Bank

Grantee:                         Gold Coast Partners Properties Co.

Sale Price:                      $650,000

Price Per Square Foot:           $29.81

Terms of Sale:                   All Cash

Shape:                           Rectangular

Zoning:                          Coral Gables, Commercial

Utilities:                       All available

Comments:                        At the present time an office building is under
                                 construction on the site.

Land Comparable Number 2

Parcel Number:                             03-4120-022-3380,3420,3430

Location:                                  4720 LeJeune Road, on the west side of LeJeune
                                           Road across Granello Avenue.

Size:                                      8,300 square feet

Sale Date:                                 May 1993

Deed Book/Page:                            15916/0494

Grantor:                                   Nathan Tartak

Grantee:                                   Riveria Partnership

Sale Price:                                $285,000

Price Per Square Foot:                     $34.33

Terms of Sale:                             Purchase money mortgage at market rates for
                                           $200,000 remaining balance at cash

Shape:                                     Rectangular

Zoning:                                    Coral Gables Commercial

Utilities:                                 All available

Comments:                                  Present improvements are not deemed to have
                                           value.

Land Comparable Number 3

Parcel Number:                             03-4117-006-0010

Location:                                  Southwest Corner of Coral Way and SW 37th Street

Size:                                      32,705 square feet

Sale Date:                                 June 1992

Deed Book/Page:                            15571/4531

Grantor:                                   First Tropical Savings Bank

Grantee:                                   IBEX Miracle Group

Sale Price:                                $1,350,000

Price Per Square Foot:                     $41.28

Terms of Sale:                             All Cash

Shape:                                     Rectangular

Zoning:                                    Coral Gables Commercial

Utilities:                                 All available

Comments:                                  Site remains vacant.

A summary of the land sales is shown as follows:


                                    SUMMARY OF LAND COMPARABLES

        LAND                                                   SALE           SIZE        PRICE
        COMP        LOCATION                                   DATE           (SF)        PER SF
         1          San Lorenzo & LeJeune                      02/93         21,805       $29.81
         2          LeJeune & Granello                         05/93          8,300       $34.33
         3          Coral Way & SW 37th Street                 06/92         32,705       $41.28
      SUBJECT       PONCE DE LEON                                            20,167



Discussion of Land Comparables

LAND COMPARABLE 1 is located approximately one-half-mile southwest of the subject on LeJeune Road. The sale is very comparable to the subject in terms of its overall size, topography, intended use, etc. We have made a slight downward adjustment to the sale for location as LeJeune Road is a more travelled thoroughfare than Ponce de Leon Boulevard and may be a more favorable location. The adjustment is shown on a Land Sale Adjustment Grid at the end of this discussion. The adjusted price per square foot of this comparable is $28.32 per square foot.

LAND COMPARABLE 2 was a parcel containing an old house. The site was purchased by the developer to construct a commercial use on the site. Downward adjustments to this sale are warranted for its superior location and its size. A downward adjustment for size has been made as smaller parcels tend to sell at higher unit costs than larger parcels due to a higher utility. The improvements were not considered to have any significant value. The adjusted price per square foot of this comparable is $29.18.

LAND COMPARABLE 3 is an older sale which has been adjusted upward for time. This sale was adjusted significantly downward for location as this sale is located in the center of the central business district of Coral Gables. A slight upward adjustment for parcel size has been made. The adjusted price for this comparable is $34.01 per square foot.

The adjusted land prices range from $28.32 per square foot to $34.01 per square foot, with the prices of the most comparable sites being at the lower end of this range. Based on our analysis of the subject versus these comparables, it is our opinion that a land price of $28.50 per square is representative of the subject site. The subject land value is estimated as follows:

                       20,167  x  $28.50/SF  =  $574,759

                             Rounded to:   $575,000
                                           ========

                                              LAND SALE ADJUSTMENT GRID
                                           HealthSouth Sports Medicine and
                                                Rehabilitation Center
                                                Coral Gables, Florida





                               Subject                  Land Comp                   Land Comp                 Land Comp
  Element                                                   #1                         #2                        #3

  Sale Price/SF                                           $29.81                     $34.33                   $41.28

  Property Rights             Fee Simple                  Same                       Same                     Same
   Adjustments
                                               ----------------------------------------------------------------------
Adjusted Price/SF                                         $29.81                     $34.33                   $41.28

  Financing                   Cash                        Cash                       Cash                     Cash
    Adjustment

                                              -----------------------------------------------------------------------
Adjusted Price/SF                                         $29.81                     $34.33                   $41.28

  Conditions of Sale                                      None                       None                     None
    Adjustment

                                             ------------------------------------------------------------------------
  Adjusted Price/SF                                       $29.81                     $34.33                   $41.28

  Market/Time                                                  0%                         0%                        3%
    Adjustment

                                             -------------------------------------------------------------------------
  Adjusted Price/SF                                       $29.81                     $34.33                   $42.52



  Other Adjustments:
   Location Adjustment                                        -5%                        -5%                      -25%
   Topography Adjustment                                       0%                         0%                        0%
   Size Adjustment                                             0%                       -10%                        5%
   Zoning Adjustment                                           0%                         0%                        0%
    Net Other                                                 -5%                       -15%                      -20%
  Adjustments



  FINAL ADJUSTED PRICE                                    $28.32                     $29.18                   $34.01
  PER SF
                                          ============================================================================

Building and Site Improvements

The building and site improvements have been valued on the basis of replacement cost less accumulated depreciation. The cost new was estimated via the segregated cost method, with cost factors obtained from Marshall Valuation Services, Inc., a national cost manual. The unit cost includes both direct and indirect costs, with adjustments made for special building features, construction quality, time and location. The composite unit cost has then been applied to the gross square footage of the building to derive the replacement cost new. The total project replacement costs for the subject building are estimated to be $1,586,833.

The total accumulated depreciation of a structure represents the loss in value due to physical deterioration, functional obsolescence, or external (or economic) obsolescence. Economic life of a structure or improvement is the period over which they contribute to the value of the property. These terms are defined as follows:

        Physical Deterioration: The loss in value due to deterioration or ordinary wear and tear, i.e., natural forces taking their toll of the improvements. This begins at the time the building is completed and continues throughout its physical life. In developing our estimate of physical depreciation for the building we have utilized the curvilinear tables developed by the Marshall Valuation Service. This method of depreciation is founded on the assumption that depreciation of a structure is accelerated in the later stages of its overall useful life.

        Functional Obsolescence: The loss in value due to poor plan, functional inadequacy, or super-adequacy due to size, style, design, or other items. This form of depreciation occurs in both curable or incurable forms.

        External (or Economic) Obsolescence: The loss in value caused by forces outside the property itself. It can take many forms such as excessive noise levels, traffic congestion, abnormally high crime rates, or any other factors which affect a property's ability to produce an economic income, thereby causing a decline in desirability. Other forms of economic obsolescence may include governmental restrictions, excessive taxes, or economic trends.

        Economic Life: The economic life of a good quality medical office buildings is typically 40 to 50 years. For the subject Class C building, we have assumed an economic life of 45 years.

        Remaining Economic Life: Remaining economic life can be defined as the number of years remaining in the economic life of the structure or structural components as of the date of the appraisal.

Marshall Valuation Services, Inc., and the actual experience of other buildings in the market, were use to estimate the overall economic life of the improvements. The assignment of economic lives assumed that, except for the building shell and foundation, building components would be replaced periodically over the life of the building.


Physical Depreciation

The amount of physical depreciation and obsolescence in the subject building is judged normal for a building of this age. Observation of the subject property indicated that the structure and related component parts have been adequately maintained through a continuous maintenance service program.

The subject property was constructed in 1960 with a major renovation of the building conducted in 1986. The building is in good to very good condition. After taking into consideration all significant physical factors affecting the subject property, it is judged that the subject has an effective age equal to 15 years. The remaining useful life is estimated to be 30 years. This translates into a physical depreciation estimate of 14 percent according to the Marshall Valuation depreciation tables.

The elements which make up site improvements have shorter economic lives than the building. We have estimated the aggregate useful lives of these items to be 15 years with an effective age of seven years and a remaining useful life of eight years. Therefore, the depreciation rate attributable to the site improvements on a straight-line basis is estimated to be approximately 47 percent.

Cost Approach Conclusion

The schedule which follows is a summary of the estimated replacement cost by category for the subject building plus estimates of all forms of depreciation.

Based on the investigation as previously defined, the market value of the subject property by the Cost Approach, as of September 29, 1993, is estimated in the rounded amount of:

                                   $2,060,000
                                   ==========

  TOTAL RECAPITULATION:    HEALTHSOUTH CORAL GABLES
  BUILDING NUMBER:         2 OF 3

  EXCAVATION AND SITE PREPARATION                                           1,303
  FOUNDATION                                                               29,579
  FRAME                                                                    65,467
  EXTERIOR WALLS                                                          119,467
  FLOORS                                                                   88,054
  ROOF                                                                     54,675
  ROOF COVER                                                               19,638
  PARTITIONING & BUILT-IN ITEMS                                           320,550
  CEILINGS                                                                 70,862
  FLOOR COVERINGS                                                          68,719
  PLUMBING                                                                176,343
  HEATING, VENTILATION & AIR CONDITIONING (NET)                            82,750
  ELECTRICAL                                                              189,361
  OTHER FEATURES                                                           67,762
                                                                        ---------
  TOTAL LABOR, MATERIALS, INCIDENTALS AND PROFIT                        1,354,530
  ARCHITECTS FEES, PLANS AND SPECIFICATIONS                                47,409
  ARCHITECTS FEES, SUPERVISION                                             40,636
  ADD FOR MISCELLANEOUS FEES                                              144,258
                                                                        ---------
  TOTAL REPRODUCTION COST                                               1,586,833


  TOTAL OVERALL LIFE                                       45
  EFFECTIVE AGE                                            15
  CURVILENEAR DEPR RATE                                 10.00%            158,683
  DEPRECIATED VALUE OF BUILDING                                         1,428,150

  REPRODUCTION COST OF LAND IMPROVEMENTS                                  100,000
  LESS DEPRECIATION OF IMPROVEMENTS @ 47%                                 -47,000
                                                                        ---------
  DEPRECIATED VALUE OF LAND IMPROVEMENTS                                   53,000

  TOTAL DEPRECIATED VALUE OF IMPROVEMENTS                               1,481,150

  ADD LAND VALUE                                                          575,000
                                                                        ---------

  TOTAL VALUE COST APPROACH                                            $2,056,150

                                INCOME APPROACH


The Income Approach is based on the principle of anticipation, and has as its premise that value is represented by the present worth of expected future benefits. The price that an investor will pay for an income property usually depends on the anticipated income stream. The Income Approach represents an attempt to simulate the future cash flows for the property, and to quantify the future benefits in present dollars.

The subject property is one of nine professional office buildings that HealthSouth is selling for the purpose of establishing a real estate investment trust (REIT). HealthSouth Corporation, the seller, will provide a net rental guarantee in the form of a master lease. The REIT, as the new property owner, will receive the net rental master lease rate per square foot of rentable office area regardless of the rental rates charged or received from the actual physician/tenants.

This master lease is a credit enhancement vehicle that will enable the REIT issuer to sell the REIT shares. It will also allow HealthSouth leasing flexibility for the office space. HealthSouth can lease office space to various physicians at different rates and terms, or they can use the office space for hospital purposes.

The appraisers received a draft of the form of the master lease agreement, but the actual master lease agreements for each property are not yet available. For the purpose of our Income Approach, the gross income will be the master lease rate for each property times the rentable building area. We reserve the right to modify the Income Approach valuation if the actual master lease for each property differs significantly from the draft lease presented to us.

The gross income for the subject property is calculated as follows:

                      14,538 SF  x  $18.00/SF  =  261,684

We have verified the reasonableness of this rental rate by conducting a return analysis of the property based upon the expected remaining lives of the improvements and investments rates of return found in the marketplace. A schedule of this analysis is found in the Exhibit Section of this report.
Based upon this analysis, utilizing a required rate of return of 10 percent on land and 12 percent to 14 percent rate on improvements, the annual rental rate would be anticipated to approximate $16.79 to $18.68 per square foot. The rate established in the master lease appears to be reasonable.

The subject appraisal assumes that 100 percent of the income is guaranteed through the master lease agreement. Since the leased fee interest is being appraised, there is no deduction for vacancy or credit loss.

Since the master lease provides for an income level to the REIT net of all operating expenses, the only out-of-pocket expenses to the REIT will be accounting, legal and internal administration or management expenses. These management expenses are estimated at 5.0 percent of effective gross income, or $13,084, based on the management experience of other properties. The net operating income for the property is $261,684 less $13,084, or $248,600.

Although we have not utilized the Direct Sales Comparison Approach to arrive at an indication of value for the subject property, we have conducted a survey of office building sales in the region of the subject in order to abstract an overall rate for capitalization. The full details of these sales are located in the Exhibit Section of this report and are summarized as follows:

 Sale No.     Property Location                                   Sale Date               OAR (%)

     1        One 7000 Place, South Miami, Florida              October 1992              11.33%
     2        Professional Arts Center, Miami, Florida         September 1992             10.45%
     3        Kingston Plaza, Broward County, Florida           August 19921              10.18%

The direct capitalization, or overall rates, for these comparables ranged from
10.18 percent to 11.33 percent.

A capitalization rate at 10.5 percent is considered appropriate because of the quality of the tenant and the overall reasonableness of the rental rate negotiated.

Therefore, it is our opinion that the market value of the subject property by the Income Approach is calculated and rounded as follows:

                  Net Operating Income/OAR  =  Estimated Value

                          $248,600/.105  =  $2,367,619

                            Rounded to:  $2,365,000
                                         ==========

                           CORRELATION AND CONCLUSION


We have considered three approaches to value in order to estimate the value of the HealthSouth Sports Medicine and Rehabilitation Center. The three approaches are summarized as follows:

        Cost Approach   . . . . . . . . . . . . . . . . . . .  $2,060,000
        Direct Sales Comparison Approach  . . . . . . . . . .  N/A
        Income Approach   . . . . . . . . . . . . . . . . . .  $2,365,000

The Cost Approach involved a detailed analysis of the individual components of the property. These costs were estimated using sources which were considered to be reliable. However, estimating the replacement cost and all forms of depreciation for a twelve- year-old building is difficult. For this reason, the Cost Approach is considered only a fair indicator of value for the subject property.

The Direct Sales Comparison Approach was not utilized due to the specialized nature of the subject property.

The Income Approach normally provides the most reliable value estimate for professional office buildings such as the subject. Although many buyers of professional office buildings are owner/occupants, these buyers are generally aware of a property's cash flow potential and its value from an investor's perspective. For this reason, the Income Approach is considered the best indicator of value for the subject property.

Based on this analysis, it is our opinion that the market value of the HealthSouth Sports Medicine and Rehabilitation Center, as of September 29, 1993, and based on the assumptions and limiting conditions in this report, is:

                                   $2,300,000
                                   ==========




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